EXHIBIT 99.1

The Great Atlantic & Pacific Tea Company, Inc.
Announces Appointment of Ron Marshall as President & Chief Executive
Officer effective February 8, 2010

MONTVALE, N.J. – January 27, 2010 – Today, The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced that Ron Marshall will assume the role of President & Chief Executive Officer effective February 8th.

Mr. Marshall brings to A&P all the critical competencies and experiences for which the Company has been looking. Mr. Marshall has extensive experience leading a public company, with a track record of successful turnarounds.  He has broad experience in the retail industry and specifically in food retail where he has spent more than 12 years of his career in the highest levels of management. Mr. Marshall also brings a sound understanding of the Northeast marketplace as well as important insights from his previous experience as the President & Chief Executive Officer at Borders Group, the CEO at Nash Finch, and previously as Executive Vice President and Chief Financial Officer of Pathmark. Mr. Marshall has also served on the board of many prestigious organizations including Nash Finch Company and Claire’s Stores.

 “I am very much looking forward to working with Christian, the Board of Directors and the management team to realize A&P’s tremendous strategic potential.  I am confident that, together, we will bring A&P back to its leadership position.” stated Ron Marshall.

“The Board of Directors and I are very excited about the strengths, competencies and experiences that Ron brings to A&P.  He will be the key leader in our turnaround.  I’m looking forward to working together with Ron and the Yucaipa team to improve our immediate performance as well as develop strategies to drive sustainable success in the future. With Ron as our next Chief Executive Officer I am confident that we will realize the tremendous strategic value of the Company and capitalize on our leadership position in the Northeast.” stated Christian Haub, Executive Chairman.

About A&P

Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 433 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, SuperFresh and Food Basics. For more information, please visit http://www.aptea.com.

A&P Press Contact:
Lauren La Bruno
Senior Director, Public Relations
(201) 571-4495